Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Investors Capital Holdings, Ltd. on Form S-3 Amendment No. 1 (File No. 333-172551) of our report dated June 28, 2010, with respect to our audit of the consolidated financial statements of Investors Capital Holdings, Ltd. as of March 31, 2010 and for the year then ended appearing in the Annual Report on Form 10-K of Investors Capital Holdings, Ltd. for the year ended March 31, 2010. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
Boston, Massachusetts
March 24 , 2011